Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS;

PROVIDES 2008 EPS GUIDANCE OF $3.45 TO $3.60

STAMFORD, CONNECTICUT – January 28, 2008 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today reported fourth quarter 2007 net income was $45.2 million, or $0.74 per diluted share. Excluding special items, net income was $47.3 million, or $0.77 per diluted share, compared to $38.0 million, or $0.61 per diluted share in the fourth quarter of 2006. Fourth quarter 2007 operating profit was $64.8 million. Excluding special items, operating profit in the fourth quarter of 2007 was $64.6 million, an increase of $11.1 million, or 21%, from $53.5 million in the 2006 fourth quarter. Fourth quarter 2007 sales increased $84.3 million, or 15%, including core business growth of $43.2 million (8%), sales from acquired businesses (net of divestitures) of $16.3 million (3%) and favorable foreign currency translation of $24.8 million (4%). The special items for the quarter and full year are detailed in the accompanying non-GAAP table.

For the full year 2007, the Company reported a net loss of $62.3 million, or $1.04 per share, which included a previously disclosed $254 million after-tax provision, or $4.22 per share, to extend its asbestos liability to 2017. Net income in 2006 was $165.9 million, or $2.67 per diluted share.

Excluding special items in 2007 and 2006, 2007 net income was $195.1 million, or $3.19 per diluted share, compared to $160.9 million, or $2.59 per diluted share in 2006. Sales for 2007 rose to $2.6 billion, an increase of 16% over 2006.

“In the fourth quarter, our operating profit grew 21% and operating margin improved by 50 basis points. Strong performance in our Fluid Handling and Merchandising Systems businesses, along with a lower than expected tax rate, more than offset higher engineering investment in our Aerospace & Electronics segment,” said Crane Co. President and Chief Executive Officer, Eric C. Fast. “We made significant progress in 2007, with full-year sales growing 16% and an even stronger increase in operating profit before special items. We enter 2008 with a record $283 million of cash, substantially strengthened businesses and see opportunities to continue our growth initiatives.”

Special Items Included in Fourth Quarter 2007 Results

Fourth quarter 2007 net income of $45.2 million and $0.74 per share includes a net after-tax gain of $18.4 million ($0.30 per share) related to the previously disclosed consolidation of the Company’s remaining foundry operations in the UK and Canada and an after-tax gain of $5.8 million ($0.10 per share) associated with the sale of the Company’s share of the Industrial Motion Control, LLC joint venture. These gains were substantially offset by 1) an after-tax charge of $12.3 million ($0.20 per share) related to an increase in the Company’s expected liability at its Goodyear, AZ Superfund site, 2) the $3.6 million ($0.06 per share) residual tax effect related to the impact of the third quarter 2007 asbestos charge on the Company’s effective tax rate for the remainder of 2007, and 3) a tax provision of $10.4 million ($0.17 per share) related to the Company’s recent determination of a potential repatriation of approximately $194 million of foreign cash balances. Excluding these items, fourth quarter 2007 net income was $47.3 million or $0.77 per diluted share. Please see the attached schedule of Non-GAAP Financial Measures for details.

The tax rate in the fourth quarter 2007 was 32.2%, primarily reflecting lower than expected foreign taxes offset partially by the net cost of the special items discussed above. The 2006 fourth quarter tax rate of 26.7% reflected the favorable impact of the reinstatement of the federal research and development tax credit.

Order backlog at December 31, 2007 totaled $720 million, 6% higher (5% higher excluding acquisitions) than the backlog of $677 million at December 31, 2006.

Cash Flow and Financial Position

Cash provided by operating activities was $86.5 million in the fourth quarter of 2007, compared to $78.8 million in 2006. Net debt to net capitalization was 11.5% at December 31, 2007, compared to 22.2% at December 31, 2006. In the fourth quarter of 2007, the Company did not repurchase any shares of its common stock. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Segment Results

All comparisons below refer to the fourth quarter 2007 versus the fourth quarter 2006, unless otherwise specified.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2007	2006
Sales	$161.3	$145.9	$15.4	11%
Operating Profit	$17.7	$25.8	$(8.1)	(31)%
Profit Margin	11.0%	17.7%

The fourth quarter 2007 sales increase of $15.4 million reflected a sales increase of $8.3 million in the Aerospace Group and an increase of $7.1 million in the Electronics Group. Segment operating profit declined by $8.1 million as a result of higher engineering expenses of $10.4 million which were primarily related to products for the Boeing 787 program.

Aerospace & Electronics segment backlog at the end of the fourth quarter was $393 million, slightly lower than the prior year because aerospace customers are now ordering more frequently and in smaller quantities.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2007	2006
Sales	$74.8	$69.3	$5.5	8%
Operating Profit	$8.6	$11.7	$(3.1)	(26)%
Profit Margin	11.5%	16.9%

The fourth quarter 2007 sales increase of $5.5 million reflects $9.9 million of sales related to the September 2007 acquisition of the composite panel business of Owens Corning, partially offset by lower volumes to the Company’s traditional recreational vehicle and transportation customers. Operating profit in 2007 decreased 26% primarily reflecting lower core business sales and higher raw material costs.

Merchandising Systems

	Fourth Quarter		Change
(dollars in millions)	2007	2006
Sales	$91.8	$78.3	$13.5	17%
Operating Profit	$8.4	$0.4	$8.0	nm
Profit Margin	9.1%	0.5%

Strong organic sales growth of 17% was driven by increased sales in Vending Solutions, particularly in Europe, and continued strong global demand for Payment Solutions. Both the Vending and Payment Solutions businesses contributed to the strong increase in operating profit, reflecting continued improvement in the businesses acquired in 2006.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2007	2006
Sales	$300.9	$255.3	$45.6	18%

Operating Profit before Foundry Restructuring	$38.2	$22.8	$15.4	68%
Profit Margin before Foundry Restructuring	12.7%	8.9%

Gain on Foundry Restructuring	$19.1	—	$19.1	—

Operating Profit	$57.3	$22.8	$34.5	151%

Profit Margin	19.0%	8.9%

Fourth quarter 2007 sales increased $45.6 million, or 18%, including $28.8 million (11%) of core sales and favorable foreign currency translation of $18.3 million (7%), partially offset by lower sales from a divested business of $1.5 million. Based on strong sales growth from the global chemical / pharmaceutical and energy industries, and generally higher demand from many commercial applications, operating profit before the restructuring gain increased $15.4 million, or 68%, and margins increased to 12.7%.

In December 2007, the Fluid Handling segment recorded a net gain of $19.1 million ($18.4 million after-tax) related to the consolidation of foundry operations located in the UK and Canada,

as it continues to transition to more low cost country sourcing as part of its plan to further improve margins to 15%. The net gain reflects the profit on the sale of the Company’s operating facility in Ipswich, England, partially offset by foundry workforce reduction expenses associated with the restructuring program. The Company will lease back part of the Ipswich property for up to two years until the ongoing manufacturing and office activities are transferred to new premises.

The Fluid Handling segment backlog was $243 million at December 31, 2007, 15% higher than $211 million at December 31, 2006, reflecting continued strong global demand.

Controls

	Fourth Quarter		Change
(dollars in millions)	2007	2006
Sales	$37.1	$32.9	$4.2	12.9%
Operating Profit	$1.6	$2.7	$(1.1)	(41.8)%
Profit Margin	4.2%	8.2%

The fourth quarter 2007 sales increase of $4.2 million reflects $3.5 million of sales related to the August 2007 acquisition of the Mobile Rugged Business division of Kontron America, Inc. Operating profit in 2007 decreased primarily due to integration expenses and intangible amortization related to the acquisition.

Full Year 2008 Guidance

The Company continues to see strong demand in Fluid Handling, which represents approximately 43% of sales, and expects demand to remain robust in its long-cycle Aerospace & Electronics segment. Both Merchandising Systems and Engineered Materials have been materially strengthened from acquisitions and with their industry-leading positions are expected to continue to execute on key growth initiatives. The Company forecasts diluted earnings per share will increase to $3.45 – $3.60 in 2008, a record year for the Company. This guidance includes an estimated annual tax rate of approximately 31%. The Company notes that its earnings growth will be lower in the first half of 2008, reflecting continued elevated levels of engineering spending for several Boeing 787 new product programs.

Management expects cash flow provided from operating activities before asbestos in 2008 will be approximately $275 million, asbestos related payments net of insurance will be approximately $55 million, capital expenditures will be approximately $50 million and free cash flow will be $170 million. The 2008 estimated EBITDA will be $411 – $425 million.

Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter and full year financial results on Tuesday, January 29, 2008 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane

has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2008 – 1